Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-143483, No. 333-147735 and No. 333-184800) and the Registration Statements on Form S-8 (No. 333-199912, No. 333-147734, No. 333-156341, No. 333-156338 and No. 333-184801) of Boulder Brands Inc. and Subsidiaries of our reports dated February 26, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Boulder Brands and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young, LLP

Iselin, New Jersey
February 26, 2015